Exhibit 2.1

FIRST AMENDMENT TO AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This First Amendment to the Amended and Restated Business Combination Agreement (this “Amendment”), dated as of November 9, 2023, is made and entered into by and among Newcourt Acquisition Corp, a Cayman Islands exempted company (“SPAC”), Newcourt SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Psyence (Cayman) Merger Sub, a newly incorporated Cayman Islands exempted company (“Merger Sub”), Psyence Group Inc., a corporation organized under the laws of Ontario, Canada (“Parent”), Psyence Biomed II Corp., a corporation organized under the laws of Ontario, Canada (“Target”), Psyence Biomed Corp., a corporation formerly organized under the laws of British Columbia, Canada and continued under the laws of Ontario, Canada (“Original Target”) and Psyence Biomedical Ltd., a corporation organized under the laws of Ontario, Canada and a wholly-owned subsidiary of the Parent (“NewCo”).

WHEREAS, SPAC, Sponsor, Merger Sub, Parent, Target, Original Target and NewCo previously entered into that certain Amended and Restated Business Combination Agreement, dated as of July 31, 2023 (the “Agreement”); capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, Section 12.1 of the Agreement provides that the Agreement may not be amended or modified except by an instrument in writing signed by each of Sponsor, SPAC, the Parent, the Target and NewCo; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Amendments.

(a) Section 3.2(d) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(d)            Treatment of SPAC Warrants.

(i)            Each Public Warrant and Private Placement Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be converted into and become a warrant to purchase NewCo Common Shares (“NewCo Warrants”), and NewCo shall assume each such Public Warrant and Private Placement Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under Public Warrants and Private Placement Warrants assumed by NewCo shall thereupon be converted into rights with respect to the NewCo Common Shares underlying the NewCo Warrants. Accordingly, from and after the Effective Time: (A) each NewCo Warrant assumed by NewCo may be exercised solely for NewCo Common Shares; (B) the number of NewCo Common Shares subject to each NewCo Warrant assumed by NewCo shall be the same number of SPAC Shares that were subject to such Public Warrant or Private Placement Warrant immediately prior to the Effective Time; (C) the exercise price for the NewCo Common Shares issuable upon exercise of each NewCo Warrant shall be the same as the applicable exercise price in effect immediately prior to the Effective Time; and (D) any restriction on the exercise of any Public Warrant or Private Placement Warrant assumed by NewCo shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant or Private Placement Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Public Warrant or Private Placement Warrant, as applicable, such Public Warrant or Private Placement Warrant assumed by NewCo in accordance with this Section 3.2(d)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to NewCo Common Shares subsequent to the Effective Time.

(ii)            As consideration for the NewCo Warrants issued pursuant to this Section 3.2(d) hereof, SPAC shall issue such number of ordinary shares of SPAC to NewCo as SPAC reasonably determines has an aggregate fair market value equal to the aggregate fair market value of such NewCo Warrants.”

(b) Section 9.14 of the Agreement is hereby amended by deleting the third sentence thereof in its entirety.

2. Effect on Agreement. Other than as specifically set forth herein, all other terms and provisions of the Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect in accordance with their respective terms. Each reference in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment, and as hereinafter amended or restated.

3. Counterparts. This Amendment may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

4. Successors and Assigns. This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

5. Amendment. This Amendment may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the parties hereto.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

7. Entire Agreement. This Amendment, the Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to the Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

NEWCOURT ACQUISITION CORP

By:	/s/ Marc Balkin
Name:	Marc Balkin
Title:	Chief Executive Officer

NEWCOURT SPAC SPONSOR LLC

By:	Tabula Rasa Ltd
Its:	Manager
By:	Fiducia Trustees Ltd.
Its:	Sole Corporate Director
By:	/s/ Carl Linde
Name:	Carl Linde
Title:	Director

PSYENCE GROUP INC.

By:	/s/ Neil Maresky
Name:	Neil Maresky
Title:	CEO and Director

PSYENCE BIOMED II CORP.

By:	/s/ Neil Maresky
Name:	Neil Maresky
Title:	CEO and Director

PSYENCE BIOMED CORP.

By:	/s/ Neil Maresky
Name:	Neil Maresky
Title:	CEO

PSYENCE BIOMEDICAL LTD.

By:	/s/ Neil Maresky
Name:	Neil Maresky
Title:	CEO and Director

PSYENCE (CAYMAN) MERGER SUB

By:	/s/ Neil Maresky
Name:	Neil Maresky
Title:	Sole Director